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                                                                       EXHIBIT 1

                                                 Quilvest American Equity Ltd.
              Littlejohn Fund II, L.P.          c/o Three Cities Research, Inc.
               115 East Putnam Avenue                 650 Madison Avenue
                Greenwich, CT 06830                   New York, NY 10022

                                                                February 7, 2001

Board of Directors of
Pameco Corporation
651 Corporate Circle
Suite 200
Golden, CO 80401

Gentlemen:

          You have requested that Littlejohn Fund II, L.P. ("Littlejohn") and Quilvest American Equity Ltd. (together with Littlejohn, the "Buyers"), provide additional time for you to consider our proposal to acquire all of the outstanding shares of common stock of Pameco Corporation (the "Company"), as such proposal is set forth in Buyers' letter to you dated January 16, 2001 (the "Bid Letter"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Bid Letter.

          Buyers hereby extend to 5:00 p.m. New York City time on February 21, 2001, the time by which you must accept our proposal contained in the Bid Letter. With the exception of the extension provided hereby, our proposal, and the conditions thereto, remains as set forth in the Bid Letter.

          As we did with regard to the Bid Letter, we plan to amend our Schedule 13D on file with the Securities and Exchange Commission to disclose that we have extended the time by which you must accept our proposal. We will attach a copy of this letter to such amendment. We anticipate filing such amended Schedule 13D on or promptly after the date hereof.
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          We hope the extension offered herein will permit you and your advisors the necessary time to consider fully our proposal. Any questions concerning this letter or the Bid Letter should be directed to Angus C. Littlejohn, Jr. at (203) 552-3500.

                                        Very truly yours,

                                        LITTLEJOHN FUND II, L.P.
                                        By:  Littlejohn Associates II, L.L.C.,
                                             General Partner

                                             By:_______________________________
                                                Name:  Angus C. Littlejohn, Jr.
                                                Title: Manager

                                        QUILVEST AMERICAN EQUITY LTD.


                                        By:________________________
                                           Name:
                                           Title: Attorney-in-Fact